SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2016

Axiom Corp.

(Exact name of registrant as specified in its charter)

Colorado	333-186078	N/A
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

380 Vansickle Rd. Unit 600

St. Catherines, ON

Canada L2S 0B5

Tel. 905-646-8781

 (Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2016, Axiom Corp. (the “Company”) received a letter of resignation from Andrew Hilton, Chief Financial Officer, and accepted his resignation as Chief Financial Officer, effective May 31, 2016. Mr. Hilton’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies (including accounting or financial policies) or practices.

On May 31, 2016, the Company received a letter of resignation from Tyler Pearson, Chief Executive Officer and Director, and accepted his resignation as Chief Executive Officer and Director, effective June 4, 2016. Mr. Pearson’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies (including accounting or financial policies) or practices.

Effective June 4, 2016, the Board of Directors of the Company appointed Jerry Moes as the Company's new Chief Executive Officer and Chief Financial Officer, effective immediately. Prior to such appointment, Mr. Moes had been serving as a member of the Board of Directors.

A brief description of the background experience of Mr. Moes was provided on Form 10-K filed with the Securities and Exchange Commission on March 29, 2016 and is repeated here as follows:

Jerry Moes, 55 – Director

A successful entrepreneur, Jerry established Rice Road Greenhouses and Garden Centre in 1983 and grew the business to annual sales of over $5 million with 95 employees. Rice Road Greenhouses and Garden Centre is primarily engaged in the sales of garden products.  In 2011, he and his brother organized a subdivision development consisting of 100 homes, and as of January 2015 approximately 75% have been sold. He has a varied background, which includes agriculture, real estate development and a keen interest in environmentally clean technology, which led him to become involved with PaperNuts Canada as an investor.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Axiom Corp.

Dated: June 16, 2016	/s/ Jerry Moes
By: Jerry Moes
Chief Executive Officer

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